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Exhibit 99.a.1.F

Offer to Purchase for Cash
All Outstanding Common Shares and
American Depositary Shares Representing Common Shares
of
eTelecare Global Solutions, Inc.
at
$9.00 Per Share
Pursuant to the Offer to Purchase dated November 10, 2008
by
EGS Acquisition Co LLC

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 2:00 P.M. PHILIPPINES TIME, 1:00 A.M NEW YORK CITY TIME, ON DECEMBER 11, 2008, UNLESS THE OFFER IS EXTENDED.

November 10, 2008

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

        We have been engaged by EGS Acquisition Co LLC, a Delaware limited liability company ("EGS"), jointly owned by affiliates of Providence Equity Partners Inc., a Delaware corporation ("Providence"), and Ayala Corporation, a Philippine corporation ("Ayala"), to act as ADS Information Agent in connection with the Purchaser's (as defined below) offer to purchase (a) all outstanding common shares, par value PhP2.00 per share ("Common Shares") of eTelecare Global Solutions, Inc., a Philippine corporation (the "Company"), and (b) all outstanding American Depositary Shares of the Company, each representing one Common Share ("ADSs") (which ADSs, together with Common Shares, are hereinafter referred to as the "Shares"), at a price per Share of $9.00, in cash, without interest thereon and less any required taxes or costs the Purchaser, the Company or any paying agent may be required to deduct or withhold, in accordance with applicable law or rules, subject to the conditions set forth in the Offer to Purchase, dated November 10, 2008 (the "Offer to Purchase") and in the related ADS Letter of Transmittal (which, together with the Offer to Purchase, and the Application to Sell Common Shares, as each may be amended or supplemented from time to time, collectively constitute the "Offer") enclosed herewith. Prior to the consummation of the Offer, EGS intends to assign all its rights and obligations with respect to the Offer to a newly-formed Philippine corporation formed for the purpose of purchasing the Shares tendered in the Offer, such newly-formed entity to be directly or indirectly owned by the same affiliates of Providence and Ayala as EGS (the "Philippine Purchaser"). Any assignment by EGS of its rights and obligations to the Philippine Purchaser to purchase Shares under the Offer will not relieve EGS of any of its obligations to the holders of Common Shares and ADSs who have tendered their Shares in the Offer. As used herein, references to the "Purchaser" mean EGS and/or the Philippine Purchaser, as applicable.

        Holders of ADSs will be paid in U.S. dollars.

        For your information and for forwarding to your clients for whom you hold ADSs registered in your name or in the name of your nominee, we are enclosing the following documents:

  1.
  Offer to Purchase, dated November 10, 2008;

  2.
  The ADS Letter of Transmittal to be used by holders of ADSs to accept the Offer and tender ADSs including a Substitute Form W-9 and Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9 providing information relating to backup federal income tax withholding; and

  3.
  A form of letter that may be sent to your clients for whose accounts you hold ADSs in your name or in the name of your nominee, with space provided for obtaining such clients' instructions with regard to the Offer.

        The Offer is being made pursuant to the Acquisition Agreement, dated as of September 19, 2008, by and between the Company and the Purchaser (as may be amended or supplemented from time to time, the "Acquisition Agreement"), pursuant to which, after completion of the Offer and the satisfaction or waiver of certain conditions, the Purchaser will purchase, each issued and outstanding Share tendered pursuant to the Offer (other than Shares held in the treasury of the Company, or owned by the Purchaser or the Company). The Board of Directors of the Company (the "Board") (excluding the interested director, Mr. Alfredo I. Ayala) has unanimously (1) determined that the Acquisition Agreement, the Offer and the other transactions contemplated by the Acquisition Agreement are advisable and fair to the Company and its stockholders; (2) determined that it is in the best interests of the Company and the Company's stockholders that the Company enter into the Acquisition Agreement and consummate the transactions contemplated thereby on the terms and subject to the conditions set forth therein; and (3) approved and recommended that the Company's stockholders accept the Offer and tender their Shares pursuant to the Offer. You should be aware that Mr. Alfredo I. Ayala, a director of the Company and a managing director of Ayala, may have interests in the Offer that are different from or in addition to the interests of the other stockholders of the Company generally and, as a result, recused himself from all Board deliberations regarding the Acquisition Agreement.

        The Offer is conditioned upon, among other things, (i) the satisfaction of the Minimum Tender Condition (as described below) and (ii) the expiration or termination of all statutory waiting periods (and any extensions thereof) applicable to the Offer under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended. The "Minimum Tender Condition" requires the Purchaser to have received, prior to the expiration of the Offer, valid acceptances (which have not been validly withdrawn) in respect of the Shares representing at least 66.67% of the Shares outstanding (on a fully diluted basis, after giving effect to the exercise, conversion or termination of all options, warrants, rights and securities exercisable or convertible into or for Shares). Stockholders owning approximately 64.8% of the Shares outstanding as of September 30, 2008 have agreed to tender their Shares into the Offer pursuant to support agreements entered into with the Purchaser, which include approximately 21.6% of the Shares outstanding that are beneficially owned by a wholly-owned subsidiary of Ayala, NewBridge International Investments Ltd. The Offer is also subject to certain other conditions set forth in the Offer to Purchase. See "THE OFFER—Section 14. Conditions to the Offer" in the Offer to Purchase. The Offer is not subject to any financing condition.

        Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), the Purchaser will be deemed to have accepted for payment, and will pay for, all ADSs validly tendered and not properly withdrawn by the Expiration Date if and when the Purchaser gives written notice to Mellon Investor Services LLC (the "ADS Depositary Agent") of the Purchaser's acceptance of the tenders of such ADSs for payment pursuant to the Offer. Payment for ADSs tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the ADS Depositary Agent of (a) ADRs for such ADSs or a Book-Entry Confirmation (as defined in the Offer to Purchase) with respect to such ADSs pursuant to the procedures set forth in the Offer to Purchase, (b) an ADS Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message (as defined in the Offer to Purchase) in lieu of the ADS Letter of Transmittal), and (c) any other documents required by the ADS Letter of Transmittal. Under no circumstances will interest be paid on the purchase price for ADSs, regardless of any extension of the Offer or any delay in payment for Shares.

        The Purchaser will not pay any fees or commissions to any broker, dealer or other person (other than the United States Dealer Manager, ADS Information Agent, ADS Depositary Agent and Common Share Information and Depositary Agent as described in the Offer to Purchase) in connection with the solicitation of tenders of ADSs pursuant to the Offer. However, the Purchaser will, upon request, reimburse brokers, dealers, banks and trust companies for reasonable and necessary mailing and handling expenses incurred by them in forwarding the enclosed offering materials to their clients.

        YOUR PROMPT ACTION IS REQUESTED. WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 2:00 P.M., PHILIPPINES TIME, 1:00 A.M., NEW YORK CITY TIME, ON DECEMBER 11, 2008, UNLESS THE OFFER IS EXTENDED.

        Questions and requests for assistance or for additional copies of the enclosed materials may be directed to the ADS Information Agent at the address and telephone number set forth below and in the Offer to Purchase. Additional copies of the enclosed materials will be furnished at the Purchaser's expense.

                      Very truly yours,
                      Georgeson Inc.

        NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL RENDER YOU OR ANY PERSON THE AGENT OF THE PURCHASER, THE COMPANY, THE UNITED STATES DEALER MANAGER, THE ADS INFORMATION AGENT, THE ADS DEPOSITARY AGENT OR ANY OF THEIR AFFILIATES, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY REPRESENTATION ON BEHALF OF ANY OF THEM WITH RESPECT TO THE OFFER NOT CONTAINED IN THE OFFER TO PURCHASE OR THE LETTER OF TRANSMITTAL.

The ADS Information Agent for the Offer is:

199 Water Street, 26th Floor New York, NY 10038-3560 Banks and Brokers Call (212) 440-9800 All Others Call Toll Free (866) 873-6980 Outside the United States (212) 440-9800

The United States Dealer Manager for the Offer is:

199 Water Street, 26th Floor New York, NY 10038-3560 Call: (800) 455-1790

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  Exhibit 99.a.1.F